Exhibit 99.1

Gladstone Land Announces Election of

Katharine Cornell Gorka as Director

MCLEAN, VA, August 22, 2024– Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) announced that Katharine Cornell Gorka has been elected to the 2027 class of Directors for the Company, effective August 22, 2024. Ms. Gorka, 64, is the President of Threat Knowledge Group, which provides training and expertise on threats to U.S. national security, and also serves as the chair of the Fairfax County Republican Party. Ms. Gorka previously served as a Senior Policy Advisor in the Office of Policy at the U.S. Department of Homeland Security from 2017 until 2020. In 2020, Ms. Gorka served as Press Secretary for U.S. Customs and Border Protection, and from 2020 to 2022 she served as the Director for the Civil Society at The Heritage Foundation. Ms. Gorka graduated from the University of North Carolina at Chapel Hill with highest honors in 1978 and received her M.Sc. in Economics with Distinction from the London School of Economics in 1987. The Company believes Ms. Gorka’s background and experience, including her management expertise and strategic analyses, will add value to its Board of Directors by further expanding its knowledge and expertise base, as well as its diversity of views.

About Gladstone Land:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland located in major agricultural markets in the U.S., which it leases to farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 168 farms, comprised of approximately 112,000 acres in 15 different states and approximately 54,000 acre-feet of water assets in California, valued at a total of approximately $1.4 billion. Additional information can be found at www.GladstoneLand.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land Corporation, (703) 287-5893